Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group, Inc. — Director of Corporate Relations
George Zoley
The GEO Group, Inc. — Chairman, CEO
Brian Evans
The GEO Group, Inc. — SVP, CFO
John Hurley
The GEO Group, Inc. — SVP — North American Operations
Jorge Dominicis
The GEO Group, Inc. — President — GEO Care
CONFERENCE CALL PARTICIPANTS
Kevin Campbell
Avondale Partners — Analyst
Todd Van Fleet
First Analysis Securities — Analyst
Manuv Patnaik
Barclays Capital — Analyst
T.C. Robillard
Signal Hill Group LLC — Analyst
Tobey Sommer
SunTrust Robinson Humphrey — Analyst
Emily Shanks
Barclays Capital — Analyst
Mickey Schleien
Ladenburg Thalmann & Company Inc. — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the fourth-quarter 2010 GEO Group earnings conference call. My name is Tania and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference.
If at any time during the call you require assistance, please press star followed by zero and a coordinator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the presentation over to your host for today’s call, Mister Pablo Paez, Vice President, Corporate Relations.

Pablo Paez - The GEO Group, Inc. — Director of Corporate Relations
Thank you, Operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s fourth-quarter and year-end 2010 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Detention and Corrections, and Jorge Dominicis, President of GEO Care.

This morning, we will discuss our fourth-quarter and year-end performance, current business development activities, as well as our recently completed acquisition of B.I. Incorporated. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.GEOGroup.com.
Today, we will discuss non-GAAP based on information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.
These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings including the Forms 10-K, 10-Q and 8-K report.
With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Thanks, Pablo. Good morning to everyone and thank you for joining Brian Evans, John Hurley, and Jorge Dominicis and me as we review our fourth-quarter results, provide an update of our business development efforts and address the integration of our acquisition of BI.
We reported strong fourth-quarter results, driven by the continued solid performance of our core operations and our three business units of U.S. Detention and Corrections, GEO Care, and International Services.
We have also confirmed our outlook and guidance for 2011 and provided our guidance for the first quarter. Following my initial remarks, Brian will address our financial results and guidance in more detail.
During the quarter, we began the activation of a new contract with the Federal Bureau of Prisons at our leased 2,800-bed D. Ray James Facility in Georgia, as well as the activation of the newly managed-only 2,000 bed Blackwater River Facility in Florida.
We also announced a number of new contracts and expansions totaling more than 2,000 new or expanded beds. These announcements are indicative of the strong fundamental trends in our industry and the sustained demand for our diversified services.
Now I would like to turn the call over to Brian for his financial review.

Brian Evans - The GEO Group, Inc. — SVP, CFO
Thank you, George. Good morning, everyone. As George stated we reported strong quarterly pro forma EPS from continuing operations of $0.41 which exceeded our guidance range of $0.38 to $0.40 and ahead of the $0.40 per share we reported in the fourth quarter a year ago.
As a reminder, our fourth-quarter 2009 results included an extra week of operations, which contributed approximately $20 million in revenue and $0.02 to $0.03 in EPS.
Our pro forma EPS results were favorably impacted by approximately $0.01 per share related to Cornell Synergies which were accomplished faster than anticipated and approximately $0.01 related to the closeout of our construction project for the Blackwater River Florida project, which resulted in revenue and earnings of approximately $0.75 million during the quarter.
Our pro forma EPS excludes $0.06 related to one-time gains from the sale of property in Virginia, as well as the favorable settlement with the IRS regarding a claim related to our 2005 acquisition of CSC, which has previously been disclosed in our filings. Our pro forma EPS also excludes approximately $6.7 million, net of tax in one-time transaction-related expenses for both BI and Cornell.
For the full year, we reported pro forma EPS of $1.52 compared to $1.42 in 2009. Our total revenues for the quarter increased to $374 million from $311 million a year ago. Our total revenues for the quarter include approximately $98 million, in Cornell revenues, our total revenues for 2010 increased to $1.27 billion from $1.14 billion in 2009.

Breaking down each of our reporting segments, our U.S. Corrections fourth-quarter revenues increased to $243 million from $204 million from one year ago. Our U.S. Corrections revenues for the quarter include approximately $56 million in Cornell revenues.
Our quarterly U.S. Corrections revenues reflect one less week of operations compared to the fourth quarter of 2009, as well as the discontinuation of managed billing contracts for the Graceville and Moore Haven facilities in Florida and the Bridgeport and South Texas intermediate sanction facilities in Texas, which occurred in the third quarter of 2010.
Our GEO Care fourth-quarter revenues increased to $78 million from $41 million for last year’s fourth quarter. Our GEO Care revenues for the quarter include approximately $42 million in Cornell revenues. Again GEO Care quarterly reflect — revenues reflect one less week of operations compared to 2009.
International Services revenues for the quarter increased to $52 million from $45 million one year ago. This revenue increase was primarily driven by the normalization at our new Parklea facility in Australia and the expansion of the Harmondsworth facility in the UK in July 2010, as well as favorable foreign exchange rates. Again, our international quarterly revenues reflect one less week of operations compared to 2009.
Finally, we reported approximately $750,000 in construction revenues and earnings related to the closeout of our construction project for the Blackwater River facility. Our Companywide adjusted EBITDA for the quarter grew to $68 million from $55 million last year; adjusted EBITDA for 2010 grew to $225 million from $190 million in 2009.
Now moving to an important metric for our Company which is our adjusted funds from operations. During the quarter, we reported adjusted funds from operations of $39 million from $33 million for the same period last year. 2010 adjusted funds from operations increased to $132 million, up from $117 million last year.
Moving to our financial guidance for 2011. As disclosed in our press release, we have confirmed our previously issued guidance for 2011 and have provided our guidance for the first quarter. We expect our 2011 pro forma earnings to be in a range of $1.55 to $1.65, excluding $0.16 in start-up expenses in international bid and proposal costs, primarily related to the activation and relatively slow ramp-up of California inmates at our Northlake facility in Michigan through the end of the year and into 2012.
Our guidance also excludes approximately $3 million to $4 million in pretax transaction expenses related to the BI acquisition. Our total revenues for 2011 are expected to be in a range of $1.62 billion to $1.64 billion including approximately $115 million in revenues from BI.
Our guidance assumes that the BI acquisition has a neutral impact to our 2011 earnings as we execute the integration of BI and achieve our estimated cost synergies, which as we had previously guided will be in a range of $3 million to $5 million. We have also confirmed our 2011 adjusted EBITDA in a range of $320 million to $330 million and our 2011 adjusted funds from operations in a range of $175 million to $185 million or $2.70 to $2.85 per share.
Turning to the first-quarter 2011 guidance, we expect pro forma earnings to be in a range of $0.33 to $0.34 per share, excluding $0.05 in start-up expenses and international bid and proposal costs. This guidance excludes approximately $3 million to $4 million in pre-transaction related expenses for the BI acquisition.
Total revenues for the first quarter are expected to be in a range of $385 million to $390 million, including approximately $19 million in revenues from BI. As a reminder, our first quarter is comparatively our lowest EPS quarter because of higher payroll taxes which are front loaded in the beginning of the year and also because of traditional seasonal fluctuations in our federal offender populations.
Given the growth in our work force as a result of the acquisition of Cornell and BI, and increases in unemployment tax rates, our first-quarter payroll tax expense is approximately $.05 to $.06 per share higher than in other quarters. This, along with our traditional seasonal population fluctuation, accounts for the bridge between our fourth-quarter results and our first-quarter guidance.
Turning to our capital availability and capital expenditure program, as we announced last week, we have completed the sale of $300 million in senior unsecured notes due 2021, which we issued at par at 6 5/8%. We feel this was an excellent outcome given our increased scale and ability to raise debt capital at very competitive rates.
We have also completed an amendment to our senior credit facility which has added $250 million in borrowing capacity bringing our senior credit facility to $1 billion. The additional borrowing capacity is comprised of a new $150 million term loan note due August 2015, bearing interest at LIBOR plus 2 3/4% and $100 million in additional commitments under our revolver, which has increased to $500 million.

We used the proceeds from the Senior Notes offering along with the $150 million for the new term loan to finance the acquisition of BI, which we closed on February 10. Following the closing of the BI acquisition, we now have approximately $200 million in outstanding borrowings under the revolver, plus approximately $60 million set aside for letters of credit, leaving approximately $240 million in available borrowing capacity.
With our available borrowing capacity, $40 million in cash on hand and strong free cash flows which I have previously discussed, we are well-positioned to continue to pursue future growth opportunities. We will have liquidity of more than $500 million of over a two-year period to pursue new capital projects. With regards to our current capital projects, we presently have four projects under development totaling more than 3,400 beds that will require approximately $185 million in capital expenditures between 2011 and early 2012.
With that, I will now turn the call over to John Hurley for an update on GEO Detention and Corrections. John?

John Hurley - The GEO Group, Inc. — SVP — North American Operations
Thank you, Brian, and good morning everyone. I would like to address our business development efforts for each of our business units, beginning with U.S. Detention and Corrections. I will start with the Federal Market segment and the three federal government agencies that we serve. The Federal Bureau of Prisons, US Marshals Service, and the Immigration and Customs Enforcement or ICE.
The continued growth in the criminal alien population as well as the consolidation of existing detainee populations from small facilities that often fail to meet agency standards into the larger compliant facilities will continue to drive the need for federal bed space across the country. With regard to new federal contract awards, we recently announced a contract for the development and operation of a new 600-bed civil detention center in Karnes County, Texas, procured under an intergovernmental agreement between Karnes County and ICE.
The $32 million Company-owned facility is expected to be completed during the first quarter of 2012 and will generate approximately $15 million in annualized revenues for GEO. With regard to recent federal facility activations, our D. Ray James Facility began the intake of federal inmates on October 4 under a new 2,507-bed 10-year contract with the Bureau of Prisons. We expect to complete the intake of BOP inmates at the facility this spring.
Our pricing on this project is essentially at a fixed price, not occupancy-sensitive and therefore the length of time to complete the full intake is financially immaterial.
With regard to existing federal contract re-bids, ICE has noticed a re-bid of our Company-owned 1,904-bed South Texas detention complex in Pearsall, Texas. This solicitation calls for an existing facility with a minimum capacity to house 1,800 detainees and which has to be located within 30 miles of Interstate 35, between San Antonio and Laredo.
ICE has also issued a pre-solicitation for a re-bid of our Aurora, Colorado facility, increasing the capacity to 525 beds from 432 under a new 10-year contract inclusive of all renewal option periods. We expect an award to be announced in the third quarter.
I’d like to note that our federal contracts have increasingly longer terms of five, 10, and even 20 years when accounting for all renewal option periods. As a result of this trend, most of our major owned or leased facilities housing federal populations will not be up for re-bid for several years, which limits our exposure to contract re-bids in any given year.
Turning to our new federal proposed pipeline, the Bureau of Prisons is currently reviewing proposals for 3,000 beds for the housing of short-term sentence, or SDS, offenders to be located anywhere in the states of Texas, Oklahoma, Arizona and New Mexico. This is a large-scale opportunity for existing facilities with a minimum capacity of 900 beds. Awards are expected in the late first quarter or early second quarter of this year.
Additionally, the Bureau has requested proposals under its CAR 12 procurement for 1,750 beds which is a re-bid of an existing private facility. Under this procurement, facilities can be located anywhere in the United States with an award expected sometime in the second half of this year.
The Bureau also recently issued an RP for 900 to 1200 criminal alien beds located anywhere in the country. This procurement is for existing beds and we expect a contract award in late first quarter or early second quarter this year.
Before I address our state market, let me briefly discuss the President’s recently released federal budget for fiscal year 2012. We believe that the President’s proposed budget fully funds all three of our federal clients. The Federal Bureau of Prisons recommended budget provides for an increase of $73 million for contract or private beds for an anticipated private prison inmate population of approximately 40,500, which we believe fully funds the current projects being activated as well as the BOP’s active procurements.
Additionally, the BOP’s updated projections show that approximately 2,000 new private beds will be needed annually between 2012 and 2018 to maintain the agency occupancy level at around 140% to 142% of designed capacity. The Office of the Federal Detention Trustee, which procures beds primarily for the US Marshals Service, has been allocated an additional $157 million under the President’s proposed budget for the housing of an average daily population of more than 62,500 US Marshals detainees, which represents an increase of more than 2,000 detainees over fiscal year 2010.
Finally, the ICE proposed budget includes approximately $158 million in funding to fully utilize 33,400 immigration beds nationwide.
Now I would like to turn to the State Market segment. While states continued to face budgetary constraints, we believe that state opportunities outweigh any potential near-term challenges. Many of our 12 state clients require additional beds as inmate populations continue to increase; and aging, inefficient prisons need to be replaced with new more cost-efficient facilities. As states across the country face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in prison privatization projects.
With regard to recent state contract awards, we are very pleased to have signed a contract with the Indiana Department of Corrections for the development and operation of a 512-bed expansion at the New Castle Correctional Facility. We will fund and develop the $23 million expansion, which is expected to open in the second quarter of 2012. This expansion will achieve an additional $8 million in operating revenues.
Also in Indiana, we recently announced that we have been selected to manage the state’s Short Term Offender Program at an existing state-owned facility. The facility, which is expected to open in late first quarter or early second quarter this year, will initially house approximately 300 inmates and will ramp up to over 1,000 inmates. So it is expected to generate approximately $9 million in annualized revenues, which excludes the provisions of medical, food, and maintenance services, which will be contracted out directly by the state.
In California, we had previously announced two contract awards from the California Department of Corrections and Rehabilitation for the housing of 650 female inmates at our Company-owned 400-bed Mesa Verde Facility and 250-bed McFarlane Facility. We now have been informed by the state that these contract awards have been put on hold, pending further review regarding the state’s needs. With regard to recent state facility activations, we began the intake of inmates at the 2,000-bed managed-only Blackwater River Facility in Florida in the fourth quarter of 2010. We have completed the intake process for this quarter.
Moving to our projects under development. As you may recall, we have signed a contract with the state of California to house 2,580 out-of-state inmates at our North Lake Facility. At this time, we don’t expect that California’s position on the in-state female contracts will have any impact on our contract to house adult male inmates at our North Lake Facility in Michigan.
Based on our discussions with the state, we continue to believe that California will need additional adult male beds going forward, particularly following the resolution of the State Supreme Court appeal which is expected to be announced by July 1.
We are preparing to begin the intake of approximately 250 inmates at the facility on May 1, 2011 and continue at a similar monthly intake until we have transferred in approximately 880 inmates. Thereafter, we are expecting a monthly intake of 135 prisoners, subject to legislative appropriations.
At full occupancy, the contract will generate approximately $60 million in annual revenues with profit margins consistent with other GEO-owned facilities. In Georgia, we are currently developing the new 1,500-bed Riverbend Correctional Facility under a contract with the Georgia Department of Corrections.
Under the terms of our contract with the Georgia DOC, GEO will finance, build, and operate the new $80 million prison on a state-owned site under a 40-year ground lease. We expect the 1,500-bed facility to generate approximately $28 million in annualized operating revenues once it is completed in January 2012.
Turning now to new state solicitations. The state of Arizona has recently reissued the RFP for 5,000 in-state beds and we believe it is likely that there will be two or more awards announced by the end of the second quarter 2011. Other states have continued to discuss the possibility of expanding their use of private beds to lower their costs and replace older beds.

For example, the proposed executive budget in Florida recommends increasing the use of private prison capacity through as many as 1,500 to 2,000 incremental beds at existing private prisons. We currently manage two prisons in Florida totaling approximately 3,900 beds. We expect an additional opportunity such as this one will develop at the state level following the state’s legislative cycles and the start of the state’s new fiscal year in the second half of the year.
Next, I would like to update you on our international business development efforts. In the United Kingdom, there are a number of growth opportunities we are pursuing at this time. We have leveraged our GEO Transport division to compete on large-scale transportation port services contracts in the UK where we have been shortlisted to submit proposals as part of a new venture we have formed with a large UK-based fleet services company.
Additionally, the UK has solicited proposals for the management of five existing government-owned prisons totaling approximately 5,700 beds. We expect an award under this procurement this year.
Additionally, as you may remember, the UK government had announced plans to develop five new 1,500-bed prisons to be financed, built, and managed by the private sector under the so-called framework agreement. We had gone through the pre-qualification process for this procurement and have been invited to compete on these opportunities.
At this time the government in the UK is reviewing its plans to determine the best way to proceed. And we will continue to monitor this opportunity.
Finally, our GEO UK subsidiary was unsuccessful in retaining our 215-bed Campsfield House Immigration Facility which generated approximately $9 million in annual (technical difficulty) revenues which will expire in March of this year.
In South Africa, you may recall that the Department of Correctional Services or DCS was reviewing its plans to develop four new 3,000-bed prisons to determine the best way forward. DCS is moving forward with its original plan to privatize the development and full operation of the four 3,000-bed facilities. The review of the proposal submitted under this procurement will now move forward with a contract award expected late this year.
In New Zealand, the government has issued an expression of interest for the design, financing, construction and management of a new 960-bed prison. We have been shortlisted to proceed to the next round under this procurement and we expect a formal RFP for the new prison to be issued sometime in March.
As you can see, we are actively pursuing several meaningful opportunities in each of our core markets, and we remain optimistic about our industry and are enthusiastic about our position within that industry. At this time, I will turn the call over to Jorge Dominicis for a review of GEO Care.

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
Thanks, John. Good morning, everyone.
Following our acquisitions of Cornell and BI, GEO Care is divided into four divisions — residential treatment services, community based services, electronic monitoring and community supervision services, and youth services. We are very optimistic about the growth prospects for all of our GEO Care divisions. Our residential treatment services division recently signed a contract with Montgomery County, Texas, to operate a new mental health treatment facility with an approximate capacity of 100 beds for state forensic patients. We expect the new facility to open in March 2011, pursuant to an agreement between Montgomery County and the state of Texas for the development and operation of the new facility.
Several states — including Georgia, Louisiana, South Carolina, North Carolina, Florida, Texas and others — have indicated a desire to privatize one or more state psychiatric hospitals. In North Carolina, the state has issued a request for information for 100 new forensic beds. We again expect that a formal RFP will be issued later this year.
We also expect an RFP for additional forensic beds from the state of South Carolina where we operate the 350-bed Columbia Regional Care Center.

In Florida, the governor’s recommended budget proposes the privatization of three state psychiatric hospitals representing approximately 1,850 beds. As you can see, we have a number of new business development opportunities in the residential services treatment market and we expect that additional state opportunities will develop following the completion of the state legislative cycles in July. For example, the Texas legislative budget includes a provision for the privatization of an additional state hospital.
Following our acquisition of Cornell and BI, GEO Care is now the leading provider of community-based services through over 40 residential reentry centers and day reporting centers across the country. We expect to pursue several new opportunities in the community-based market during 2011.
The Federal Bureau of Prisons is expected to issue several formal solicitations for community-based reentry centers across the US. Additionally, we expect to work with our existing state correctional clients to leverage new opportunities in the provision of community-based reentry services.
GEO Care is now also the largest provider in the youth services market. Our youth services division manages 14 residential treatment centers which house youthful offenders on behalf of several state and local clients. Our efforts in the youth services market are geared towards maximizing the utilization of our existing asset base. We have a number of initiatives underway to increase the utilization of some of our largest youth services’ facilities, working with our clients and states like Pennsylvania, Ohio, Illinois, Texas, and Colorado.
We are optimistic that these efforts will increase our youth services occupancy levels, thus improving our overall financial performance.
Finally, GEO Care is now also the leading provider of community supervision and electronic monitoring services for correctional agencies nationwide through our recently acquired BI subsidiary. We expect a number of states to increase the use of electronic monitoring technologies to supervise offenders who have been placed under community supervision.
In Alaska, for example, the governor’s recommended budget provides for an 18% increase in funding for electronic monitoring services. Like Alaska, we believe other states will be increasing the use of electronic monitoring services for the supervision of parolees and probationers. And we expect that additional electronic monitoring opportunities will develop, following the completion of the state legislative cycles in July.
At the federal level, we are now the sole provider of community supervision and monitoring services for ICE under the [ISAP] program which supervises low risk, non-detained aliens and currently has approximately 17,000 program participants. And the President’s recently released budget provides for an additional $6.5 million in funding to increase the ISAP program by 2,500 participants in fiscal year 2012.
At this time, I would like to turn the call back to George for an overview of the BI acquisition and his closing remarks. George?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Thank you. Let me first reiterate that we are very excited about our acquisition of BI. We believe it is an excellent strategic fit for GEO.
BI was founded in 1978 in Boulder, Colorado, and is the oldest and largest comprehensive electronic monitoring services company in the US. Through its three primary business segments of Electronic Monitoring, Reentry, Supervision Services, and Intensive Supervision and Appearance Program or ISAP, BI supervises or monitors more than 60,000 offenders, provides services on behalf of 900 federal state and local correctional agencies, and operates 26 nonresidential day reporting centers and is the sole supervision services provider for US Immigration and Customs enforcement.
As we have already discussed, BI’s operations will be integrated into GEO Care, making GEO Care the leading US provider of community-based and electronic monitoring services. We believe that all three of BI’s business segments are excellent strategic fits, which will enhance GEO Care’s already extensive platform of services.
Our uniquely expanded portfolio of services will enable us to meet the growing demands for a broader, more diversified range of contracted services in all market segments in our industry. We believe there is a growing interest at the federal, state, and local levels for the increased active supervision of parolees and low security offenders through electronic monitoring technologies.
I would like to emphasize that we believe that the use of EM will continue to be a complementary strategy, being used by the states and counties to provide lower cost alternatives for low security, low-risk offenders and parolees in addition to the development of new beds to meet the need for higher security inmate populations.

At the federal level, BI is the exclusive provider of supervision services for ICE under the ISAP program. This program is a core component of ICE’s alternative to detention for noncriminal aliens. This is, again, a complementary strategy being used by ICE to meet the need of supervising low-risk individuals while focusing on the addition of bed space for higher security, higher risk, criminal alien populations along with the consolidation of existing populations into larger facilities.
BI currently supervises approximately 17,000 noncriminal aliens who are going through the immigration review and court process. The ISAP program, which has received widespread support in Congress, is slated to significantly increase the number of aliens being supervised over the next several years. And as George discussed, the President recently released budget provides for additional funding to increase the program by 2,500 participants in the next fiscal year. This acquisition will position GEO as the premier provider with full-service capabilities to provide a continuum of care solutions for the corrections, detentions and treatment services.
In closing, we are very pleased with our fourth quarter and full-year results as well as our outlook for 2011 and the closing of our BI acquisition.
As you have heard today, The GEO Group continues to execute multiple growth initiatives which we believe will increase shareholder value from the continued aggressive pursuit of organic opportunities to strategic acquisitions and diversification efforts as reflected by our Cornell and BI acquisitions.
As I have expressed to you before, we view all of these initiatives as complementary and none are pursued to the detriment of the others.
With a growing work force of 18,000 employees worldwide, we are now enjoying a new leadership position in our industry as a coleader and privatized correctional and detention while being the leading provider of mental health services, community-based services, electronic monitoring services, and youth services.
This concludes our presentation. We would now like to open the call for your questions.
QUESTION AND ANSWER

Operator
(Operator Instructions). Kevin Campbell with Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst
I wanted to start with a little bit more discussion on these GEO Care opportunities. Jorge, can you give us more color on the potential revenue opportunities you see from either combined for North Carolina, South Carolina, Florida, Texas, or broken down individually, maybe some thoughts as to total number of bid that might ultimately be procured? That would be very helpful. Thank you.

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
With respect to Texas, their facilities tend to be 200 to 500 beds. They have not stated which facility. The language seems at this point to leave it to the department to determine. Typically they are spending between $150,000 and $180,000 per year per bed and presumably they would expect the private sector to be able to create some efficiencies there in the per diem costs.
In North Carolina, I believe the RFI was for 100 beds and we expect that the RFP likewise will be for 100 beds. South Carolina, they are talking about 100 sexually violent predator beds and potentially expanding the services that the private sector can provide with respect to forensic, with the forensic population.
And in Florida, the governor’s recommended budget calls for privatizing 1,850 beds. I think currently they are probably spending well in excess of $200 million operating those three facilities that the governor is discussing privatizing.

Kevin Campbell - Avondale Partners — Analyst
Do you think that if and when they are privatized that the actual number of beds might decline somewhat, given that you guys are a little bit more efficient and you have the patience, sort of the throughputs a little bit faster. So should we look at it as a 1,900 bed opportunity in Florida or 1,850 or should we think about it more as closer to 1,500 or so?

George Zoley - The GEO Group, Inc. — Chairman, CEO
That’s a good question and I don’t think — I think 1,500 would be very low. I don’t think it would be that kind of a dramatic reduction in the number of beds. But there, it really is up to the department and so I can’t speculate on how they would frame it. But there might be a slight diminishment in the number of beds that they will require if a new provider can improve on the recovery time.

Kevin Campbell - Avondale Partners — Analyst
And typically for GEO Care, the traditional GEO Care prior to say the Cornell acquisition, I always thought about the average revenue per bed per year as being close to $100,000 per year. Should we think about that — should that be — is that a good number to use for these different opportunities or should it be higher or lower for any reason?

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
Actually the number in Florida, I think, is a little bit higher than that. You know I want to say it’s probably closer to $110,000 and in each state is going to vary. So each state has a slightly different system and slightly different requirements, but it will be in the ballpark. It’s probably going to be a little higher in the other states but in that ballpark.

Kevin Campbell - Avondale Partners — Analyst
Great. That’s very helpful. Was hoping you guys could also talk about the opportunity to fill more beds in Aurora. So it sounds like you’ve got 400 detainees there now. The RFP calls for an additional 1000 or so, but you still have about 1,000 empty beds there.
So how should we think about the opportunity to fill those other 1,000 beds? How might that occur — presumably it won’t be ICE since they only are asking for an additional 100 beds now so is it Marshals and if not Marshals, who else?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I think we have developed that facility with federal customers in mind so it would be the other two agencies. And we think it’s very well-located in an urban center that has excellent access to medical services, good population, labor force. And so, as time progresses, we will continue our marketing to the federal agencies.

Kevin Campbell - Avondale Partners — Analyst
And do you — I mean, do you foresee — is there anything in the short term that you think any reason that would fill those beds or is it more longer term, do you think ultimately they will be filled by the feds? Just the timing is uncertain?

George Zoley - The GEO Group, Inc. — Chairman, CEO
You know, there’s nothing I can tell you publicly right now because — and I should just add for everybody’s benefit, the subjects we discuss in these conference calls is only related to those business opportunities that are in the public domain. We don’t discuss any Company initiatives and I think our colleagues take the same approach. So we restrict ourselves in our comments in these conference calls, really, to what is in the public domain.

Kevin Campbell - Avondale Partners — Analyst
Brian, could you comment about — I missed the amount of acquisition-related costs associated with BI. I think it was $3 million to $4 million for the year, but I wasn’t sure. Is that all in the first quarter or is there going to be any bleedover into the second?

Brian Evans - The GEO Group, Inc. — SVP, CFO
That will be predominantly in the first quarter.

Kevin Campbell - Avondale Partners — Analyst
And the $0.16 in start-up expenses that you note, that is in addition to this 43 million to $4 million?

Brian Evans - The GEO Group, Inc. — SVP, CFO
That’s right. Guidance doesn’t include anything, relative to the merger expenses.

Kevin Campbell - Avondale Partners — Analyst
And then two more questions. Construction revenues in 2011, is there any expectation for any construction revenues? I didn’t see that pointed out in the guidance and I wasn’t sure.

Brian Evans - The GEO Group, Inc. — SVP, CFO
We completed the construction revenue projects during the 2010 —. So at this time, no.

Kevin Campbell - Avondale Partners — Analyst
And then the last question. Just maybe some general thoughts on state budgets. It sounds like, in general, there is nothing that has been proposed to date that’s too significant. But perhaps I’d love to hear your thoughts on that and see if you agree with that or not at the state budget level?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, it is still very early. I think most states have not begun their legislative sessions. So they are in the thinking and planning mode and most sessions won’t start until next month. And it will take a few months, you know, for things to percolate and finally be decided upon one way or the other.

Kevin Campbell - Avondale Partners — Analyst
Have there been any proposals out of the governor’s budgets, proposals that have come out — which are usually sort of the first step — that were particularly negative for you?

George Zoley - The GEO Group, Inc. — Chairman, CEO
No. No, not that we are aware. In fact I would say that we anticipate that this year will be the most active year particularly at the state level that we have seen in many years.

Kevin Campbell - Avondale Partners — Analyst

Thank you very much.

Operator
Todd Van Fleet with First Analysis.

Todd Van Fleet - First Analysis Securities — Analyst
Good morning. I wanted to ask a little bit, Brian. On the G&A in the December quarter was a little bit higher. Anything in there that’s one-time or kind of high coming into 2011. Any commentary on the sequential movement on that?

Brian Evans - The GEO Group, Inc. — SVP, CFO
Well, the G&A is where most of the — where all of the merger-related costs except any of the debt charge-off costs went through. So you have about $10 million in pretax costs in G&A for BI and Cornell.

Todd Van Fleet - First Analysis Securities — Analyst
Yes. I’m sorry, I should’ve been more specific. So removing the $9.7 million in merger expenses, it was still $24.6 million in the quarter up $4.3 million sequentially.

Operator
Sorry for the interruption, we are unable to hear you.

Todd Van Fleet - First Analysis Securities — Analyst
I guess the operator is referring to you, not me, Brian.

Brian Evans - The GEO Group, Inc. — SVP, CFO
Let me say it again, anyway. G&A, we would expect in the first quarter to be approximately $23 million to $25 million and approximately 5.5% to 6% of revenue. And I think it’ll hold at that level for the rest of the year in that range. So for the year, as a percent of revenue, G&A should be about 5.5% to 6%.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. So I’m still — I’m looking at Q1 a little bit skeptically here. I would’ve thought that the (technical difficulty) 40% in the EBITDA range. I would’ve thought that the two largely would have offset one another from a margin standpoint in Q1.
So I guess the short question is moving from Q4 to Q1, isn’t — is the margin impact of payroll offset by the BI acquisition?

Brian Evans - The GEO Group, Inc. — SVP, CFO
No. I think what we’ve said is that the BI acquisition would be neutral for the year and that takes into account very, very little synergies from BI coming out of the box and then all the borrowing costs associated with bringing the transaction online and you may recall we did upsize the senior unsecured notes from $250 million to $300 million. So there is a little bit of extra added interest expenses associated with that so BI is — essentially in the quarter is neutral to our earnings.

Kevin Campbell - Avondale Partners — Analyst
I understand it’s neutral to earnings in EPS and I understand that there is an increase in interest expense. I guess what I’m asking is from an EBITDA margin standpoint. So ignoring the impacts of increased amortization expense and before the impact of the acquisition or the increased interest expense, I’m just wondering outright EBITDA margin isn’t the impact of BI, doesn’t that offset the negative EBITDA impact of the higher payroll expense in the March quarter, thinking sequentially?

Brian Evans - The GEO Group, Inc. — SVP, CFO
Well at an EBITDA level it might, but you have higher D&A relative to BI, they have shorter life assets, and then the other items below the line are what get us to neutral. So from a margin perspective, you know, margin should be pretty consistent, I think.

Todd Van Fleet - First Analysis Securities — Analyst
Let me ask one about California then and I will hop off, but so I think about the difference between what your competitor — their approach to the 2011, I think, and even beyond the outlook with respect to California. And your outlook for 2011, Jorge, essentially that based on your conversations with the state, that you still expect to receive inmates to the tune of $225,000 a month for the first four months and so on and so forth.
So you expect to continue to take inmates into Michigan, despite what the governor’s budget indicates, the preliminary budget indicates to this point. So I guess you still apparently are confident, despite what the governor’s budget has said regarding the intent to, I guess, not provide funding? Or maybe you can just kind of clarify in your mind what you think the governor’s preliminary budget in California says as it pertains to the opportunity that you have here in Michigan?

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
Well, the governor’s budget says that there’s a dual budgeting pricing and funding for the Department of Corrections. Under one scenario in which there would be a major policy shift of moving prisoners from the state down to the local levels, the Department of Corrections’ budget would be reduced by several hundred million dollars. This is the same policy shift that was attempted by Schwarzenegger, the two previous administrations, the two previous legislative sessions and was rejected by the Legislature even though it’s proposed by Schwarzenegger.
With that possibly failing again for a third time, the governor’s budget has proposed revised funding for the Department of Corrections that actually increases funding for the Department of Corrections and particularly for out-of-state bed use and fully funds the 2,500 beds in Michigan.
So I think we’ve said that we are optimistic that Michigan will be filled to its entirety, but subject to legislative appropriations, as I have now just discussed. The legislative appropriation as proposed by the governor on a dual basis. You know, it’s probably further superseded by the looming decisions by the Supreme Court that will take place probably by July 1 as a determination of whether to rule in favor or against the state of California in their — the case that is before the Supreme Court.
So there’s two major predicates that are in play, and they probably are linked. If there is an unfavorable ruling by the Supreme Court, I believe that there will be an attempt to use more in-state beds at the local level, but by our information that number of available beds today is 2,000 to 5,000.
So I think they are correct in trying to shift as many beds as they can down to a local level, but there’s some structural impediments. Changing the law to keep people at the local level for three years versus two is a very difficult thing to pull off. I’m not sure very many states have done it. I’m not aware of any actually. And it has been rejected by the Legislature twice now by a Democratically controlled legislature.
So with the likelihood that the Supreme Court is going to rule against California, I think they are kind of moving in the right direction, but they are going to get limited relief through this realignment from our outsiders’ view and they will still need private sector beds, maybe more than they have ever needed before.

Todd Van Fleet - First Analysis Securities — Analyst

Right, okay, Jorge. So I guess to sum up or in short, you are viewing the governor’s proposed budget in a dual state. One says we are going to push inmates down to local levels and that’s the way we are going to relieve overcrowding, this —. But also at the same time, the governor’s budget says that funding levels need to be increased and the way we are going to — what we are going to use these increase funding levels for is to continue the out-of-state transfers. And your view in — of the situation overall says or suggests that the state is going to continue to move forward with its plan as expressed at the end of last year.
And that’s — you recognize that there is kind of conflicting views contained within the governor’s budget but that the situation as you read it overall suggests that you are going to continue to receive these inmates?

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
Yes.

Operator
Manuv Patnaik with Barclays Capital.

Manuv Patnaik - Barclays Capital — Analyst
Good afternoon. Let me just ask Brian quickly, like you gave these range guidance for this first quarter and next year on the G&A line like you did last time when you gave guidance, can you just help or re-iterate or remind us what your expectations are on the D&A as well as the interest expense line, please?

Brian Evans - The GEO Group, Inc. — SVP, CFO
Sure. So first quarter is a little bit of an anomaly because we only have a partial quarter with BI. So D&A in the first quarter will probably be in a range of $19 million to $20 million. And in Q2 through Q4 it will be in the range of approximately $21 million to $23 million. And that includes — so that for the year that’s around $82 million to $85 million and included in that is about $20 million worth of intangibles amortization associated with BI and Cornell.
And then in the first quarter, interest expense is approximately $15 million to $16 million with a partial offering, partial quarter of the bonds being in place and then in Q2 through Q4 a $17.5 million to $18.5 million per quarter.

Manuv Patnaik - Barclays Capital — Analyst
Got it. And then just with respect to construction CapEx what was that number this year? And how at least based on current timing, how do you split that $185 million over the next two years?

Brian Evans - The GEO Group, Inc. — SVP, CFO
Well, most of that $185 million will happen over 2012 pretty evenly throughout the year. And last year’s CapEx was about $100 million. Or I should say 2010 CapEx was about $100 million. So 2011 CapEx is projected to be $180 million to $185 million.

Manuv Patnaik - Barclays Capital — Analyst
And then just from two big picture questions. Firstly on the state side — and thank you for all of the color by division. But on the adult bed state side can you talk about — there’s been a lot of press about the new states and customers you currently don’t do business with who have been considering your privatization bills and certain contracts with private operators.
Can you maybe highlight some of the key states out there that you are either aware of or sort of consider an important opportunity?

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
Well, as we said, it is still early in the legislative sessions. Many legislatures have not even convened. So it will be probably starting next month before they do convene and start holding subcommittee hearings and start introducing ideas. But we think there will be several new probably northern states that will develop privatization initiatives that will be important to our industry.

Manuv Patnaik - Barclays Capital — Analyst
Got it. And then, just finally, on with respect to BI and the — tracking the different opportunities you mentioned, the last guy, you are increasing looking to increase their budget by 18%. Can you help us understand or maybe guide us in terms of how — are most of these contracts just based on the increased funding levels? Is it based on a certain number of inmates and like the adult bedside that they used to do the states typically put out RFIs and RFPs that we can track?

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
Yes. Most of the — yes. Most of the states put out RFPs and it’s not just states. It’s local municipal governments and, over time, they will increase the business that they are doing with US if they see a population increase in their own probation or parole segment.

Manuv Patnaik - Barclays Capital — Analyst
All right. Fair enough. Thank you.

Operator
T.C. Robillard with Signal Hill Capital.

T.C. Robillard - Signal Hill Group LLC — Analyst
Thank you. Just a couple of quick questions.
First, Jorge, I wanted to go back to the stuff you are talking about with Todd on California. Just so I’m clear in my understanding. With the intake starting in May, is there already funding in place for that? Or how does that reconcile with the proposed budget? I am just trying to get a sense as those inmates start to ramp, is this a situation where there’s a buildup in receivables until the budget gets finalized or is there already funding in place for those — the initial ramp-up of inmates?

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
There already is funding for those inmates because they are located a facility that is currently holding California producers. And it is already presently funded. So we are relocating those prisoners to our Michigan facility and that’s approximately 880 prisoners.

T.C. Robillard - Signal Hill Group LLC — Analyst
Okay. That’s helpful. Thank you. And, Brian, can you give us a an idea of where total debt outstanding is currently now that you’ve closed the BI acquisition?

Brian Evans - The GEO Group, Inc. — SVP, CFO
It’s about $1.4 billion, including the MCF bonds.

T.C. Robillard - Signal Hill Group LLC — Analyst
Perfect. And then, I guess just the last question — and I’m trying to reconcile this in my mind with the acquisition of BI. And you talked a lot about the increased demand trends over the years that you expect on the monitoring front with parole and things like that.
I am just trying to reconcile that with how that doesn’t cannibalize some of the opportunities for long-term bed space. Because to me they — it seems fairly mutually exclusive; you are either going to have one or the other. And so can you just help me understand how those are complementary and not contradictory?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, if you just take a historical view, the adult Detention and Corrections business has grown substantially over several years, has it not? (technical difficulty). In time the electronic monitoring business has grown substantially in its own right. So we think that trend will continue. It’s just looking at the historical past to see that they occupy different venues of supervision and I think policy makers and legislatures and departments of corrections are going to use all avenues.
The other thing I should add is the facilities that we are building for states, in particular, are not minimum security facilities. They are all medium security facilities and up.
We are talking about two totally different populations. The people on electronic monitoring are at the other end of the spectrum of security. Our core business for the states is at the other end of that spectrum. It is medium security and up.

T.C. Robillard - Signal Hill Group LLC — Analyst
Okay. That actually is very helpful. Thank you.
And then just the last question from my standpoint. Back in December on the acquisition call for BI, you made a comment that there was indications for kind of bundled RFPs which goes along your continuum of care rationale and strategy with your acquisitions in 2010. So in your comment, there was imminent which, obviously, there’s a lot of moving pieces there.
I want to get a sense though, are there still bundled RFP opportunities out there? And is this a function of once these state legislators start to reconvene we hear more about these? I am just trying to get a sense of the timing of those potential bundled RFPs.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Again, I would repeat most legislatures have not even convened. So is there a publicly announced RFP for bundled services? No.

T.C. Robillard - Signal Hill Group LLC — Analyst
Okay, then with the — I guess what I’m trying to understand is with — back in December they were even further away from reconvening so I’m trying to understand what was imminent in December? And how we are trying to timeline that. Is this one of those situations where it’s an opportunity that you know about but hasn’t been made public?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I don’t think I can tell you that. But, again, the major opportunities in our industry will not be known until the Legislature is convened. Most of these budgets that we are looking at — you know and I have several in my hand right now — do not reflect the privatization opportunities for the upcoming year. That’s not how they are done. They are not done most of the time typically as a recommendation by the governor. They are done most of the time and typically by the legislature. And that requires committees to meet, hearings to be held, and you know for a decision to be made, a bill to be voted upon.

And then that authorization leads to an RFP which occurs in fall of the year. So — and maybe I should backtrack and concede that what we think is imminent in our government services business, it may not be imminent to you. Because the government moves very slowly at glacial speed.

T.C. Robillard - Signal Hill Group LLC — Analyst
Fair enough. Thank you.

Operator
Tobey Sommer with SunTrust Robinson Humphrey.

Tobey Sommer - SunTrust Robinson Humphrey — Analyst
I was wondering. You commented on the federal side regarding your customers about the opportunities and the recently submitted budget from the President. Just curious, how do you see the continuing resolution and kind of lack of a 2011 budget in place as impacting your business? And do you assume that the CR continues for the balance of the federal fiscal year?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I don’t think we’ve seen any fiscal impact to our businesses. I think we’ve said in our prepared remarks that the funding is in place for all of the active procurements. Our new facility, D. Ray James is being filled in pursuant to the present funding, and some of the procurements involved shifting of populations to more consolidated facilities. So we don’t really see any visible impact at this time.

Tobey Sommer - SunTrust Robinson Humphrey — Analyst
In terms of your planning, would — for planning purposes kind of out in the future of this year and next, do you assume that the budget that the President’s proposed is — makes it out of the Congress and the budgetary process in that form? Or do you assume something a little bit more modest?

George Zoley - The GEO Group, Inc. — Chairman, CEO
That’s a hard read. Because in some cases I think he has asked for more money than departments have had and who knows what Congress is going to do. Whether they are going to add or subtract. And they could vary by department. Homeland Security could be treated differently than your prisons or Marshals Service. I’m not sure I can really answer that question.

Tobey Sommer - SunTrust Robinson Humphrey — Analyst
I can’t either. That’s why I’m asking the hard ones of you. And I was wondering if you could give us a little bit more commentary and detail on the property sale that I think triggered a gain in the quarter? Anything you can offer us about that would be great. Thanks.

Brian Evans - The GEO Group, Inc. — SVP, CFO
That was just coming out of one of the properties that we had, coming out of the CSC acquisition. We had had it on the balance sheet, held for sale for some time. It was just a piece of vacant land. And we completed the sale during the quarter. So nothing significant.

Tobey Sommer - SunTrust Robinson Humphrey — Analyst
Okay. Rest of my questions have been asked. Thank you.

Operator
Emily Shanks with Barclays Capital.

Emily Shanks - Barclays Capital — Analyst
Good afternoon. I wanted to see if you could give us just a bit more color around as it relates to your first quarter ‘11 guidance? The comment that there are more — or normal seasonal fluctuations in the federal populations. What exactly are you seeing there?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, as we’ve seen historically, there have been seasonal fluctuations. That means a reduced census count typically in the last half of the fourth quarter and the first half of the first quarter. And that affects our ICE population and our Marshals population most particularly.

Emily Shanks - Barclays Capital — Analyst
Okay and can you remind us, does the BI business exhibit any seasonality?

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
I think it does, yes.

Brian Evans - The GEO Group, Inc. — SVP, CFO
A little bit. It is about the same time is what we are experiencing right now in our business. They will see the same thing in their electronic monitoring. Some folks will come off the monitors or they are not put on it and they will also have is less folks may be in the data reporting centers.

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
And we got a little of that in the community-based business too.

Emily Shanks - Barclays Capital — Analyst
And what’s driving that?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, there is less illegal entrants into the United States during the time period we just discussed which is the second half of the fourth quarter and the first half of the first quarter.

Jorge Dominicis - The GEO Group, Inc. — President — GEO Care
And maybe a dip in court activity around the Christmas holiday.

George Zoley - The GEO Group, Inc. — Chairman, CEO

Yes. That’s correct, too.

Emily Shanks - Barclays Capital — Analyst
Thank you.

Operator
Mickey Schleien with Ladenburg.

Mickey Schleien - Ladenburg Thalmann & Company Inc. — Analyst
My first question relates to all of the inflation that we are starting to see, particularly with food. And I would like to know to what extent, if any, that might impact your margins going forward. It’s not clear to me how much of those increase costs you can recuperate or pass through.

George Zoley - The GEO Group, Inc. — Chairman, CEO
It really hasn’t factored into our financial planning at all this year. It’s been remarkably stable for the last 10 years, to my pleasant surprise.

Mickey Schleien - Ladenburg Thalmann & Company Inc. — Analyst
Okay. But to the extent that it starts to pick up as the year progresses, can you pass that on to your clients? Or do you have to wait for the next contract negotiation?

George Zoley - The GEO Group, Inc. — Chairman, CEO
We would have to wait for the next contract negotiation, but as I say the last 10 years, it has not been an issue. Because I —. Maybe because we’ve grown in size as a company and our purchasing power continues to improve, which seems to offset any otherwise increase in cost of supplies.

Mickey Schleien - Ladenburg Thalmann & Company Inc. — Analyst
I understand. Second question is a little bit more high level.
You’ve made two significant acquisitions in the last couple of quarters. I would like to understand what your thinking is and the Board’s thinking in terms of the — digesting those versus other opportunities on the acquisition side? In other words, can we expect you to take a pause here and put this all together and pay down some debt? Is that more of a priority or — and delever or the opposite?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, the best use of our cash, our funds from operations is always organic growth. And we are as aggressively if not more aggressively pursuing organic growth as we have the acquisitions. So with regard to acquisitions, we will probably take a pause, but we still have many organic growth opportunities in play that we are hoping will come to fruition this year. And that is where our free cash flow will be going.

Mickey Schleien - Ladenburg Thalmann & Company Inc. — Analyst
Thank you.

Operator

Todd Van Fleet with First Analysis.

Todd Van Fleet - First Analysis Securities — Analyst
Sorry, just a quick one. I think you answered this earlier, Brian, but your total debt as of today is $1.4 billion?

Brian Evans - The GEO Group, Inc. — SVP, CFO
That’s right.

Todd Van Fleet - First Analysis Securities — Analyst
Okay and the nonrecourse is 191 still? $191 million?

Brian Evans - The GEO Group, Inc. — SVP, CFO
Yes.

Operator
Kevin Campbell with Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst
This one is for Brian. I just want to get confirmation on those D&A and interest expense numbers for the full year because the numbers that I look at what you guided to on the last call seem a little bit different to me. So I just want to get confirmation on the actual full year ranges for 2011 for D&A and interest expense and G&A.

Brian Evans - The GEO Group, Inc. — SVP, CFO
Okay. D&A was — I will give you Q2 through Q4, $21 million to $23 million for Q2 through Q4. D&A probably $19 million to $20 million. G&A, 5.5% to 6% of revenue first quarter, $23 million to $25 million and the same in Q2 through Q4. Interest expense $15 million to $16 million in Q1, and Q2 through Q4, $17.5 million to $18.5 million.

Operator
There are no additional questions at this time. This will conclude our Q&A session. I would like to turn it back over to management for closing.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, thank you very much for joining us today. We look forward to addressing you at our next quarterly conference call. Thank you.

Operator
Thank you for attending today’s conference. This concludes the presentation. You may now disconnect and have a great day.